Exhibit 99.2

AMENDMENT NO. 1

TO

MAKARA, INC. 2008 EQUITY INCENTIVE PLAN

THIS AMENDMENT is made this the 19th day of November, 2010.

W I T N E S S E T H:

WHEREAS, the Corporation has acquired Makara, Inc. (“Makara”) by way of the merger of Mars I Acquisition Corporation, a wholly-owned subsidiary of the Corporation, with and into Makara (the “Merger”) effective November 19, 2010 (the “Effective Date”); and

WHEREAS, the Corporation has assumed the Makara, Inc. 2008 Equity Incentive Plan (the “Plan”) pursuant to the agreement evidencing the Merger; and

WHEREAS, the undersigned desire to amend the Plan to give effect to the assumption of the Plan in the Merger;

NOW, THEREFORE, the Plan is hereby amended as follows effective as of the Effective Date:

1. Section 3.1 of the Plan is amended to read as follows:

3.1	Administration of the Plan

The Plan shall be administered by the Compensation Committee of the Board of Directors of Red Hat, Inc. All references in the Plan to the “Plan Administrator” shall be to the Compensation Committee of the Board of Directors of Red Hat, Inc.

2. Section 3.2(b) of the Plan is amended to read as follows:

(b) The effect on the vesting of an Award of a Company-approved leave of absence or a Participant’s reduction in hours of employment or service shall be determined by the Plan Administrator, whose determination shall be final.

3. Section 3.2(c) of the Plan is amended by deleting the second sentence thereof.

4. Section 4.1 of the Plan is amended to read as follows:

4.1	Authorized Shares

Subject to adjustment from time to time as provided in Section 14.1, a maximum of 93,201 shares of Common Stock shall be available for issuance under the Plan.

Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

5. Section 17.1 of the Plan is amended by replacing each reference to the “Board” with a reference to the “Compensation Committee of the Board of Directors of Red Hat, Inc.”

6. Section 17.2 of the Plan is amended by replacing each reference to the “Board” with a reference to the “Compensation Committee of the Board of Directors of Red Hat, Inc.”

7. Section 17.3 of the Plan is amended by replacing each reference to the “Board” with a reference to the “Compensation Committee of the Board of Directors of Red Hat, Inc.”

8. The definition of “Common Stock” in Appendix A of the Plan is revised to read as follows:

“Common Stock” means the common stock of Red Hat, Inc., par value $.0001 per share.

Except as hereby modified, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned, constituting all of the members of the Board of Directors of Makara, Inc., have executed this Amendment on the day and year first written above.

Paul Argiry

/s/Paul Argiry

Brandon Asbill

/s/ R. Brandon Asbill